SUPPLEMENT DATED JULY 1, 2005 TO THE
                                      ANNUITY CONTRACT PROSPECTUSES LISTED BELOW

The following information supplements, and to the extent inconsistent therewith, replaces the information in the prospectus. Please retain this supplement for future reference.

On July 1, 2005, Citigroup Inc. completed the sale of its life and annuity businesses to MetLife, Inc. The sale included The Travelers Insurance Company ("TIC") and The Travelers Life and Annuity Company ("TLAC"), the insurance companies that issue the annuity contract described in your prospectus. Also as part of the transaction, TIC distributed its ownership of Primerica Life Insurance Company and certain other assets, including shares of Citigroup preferred stock, to Citigroup Inc.

As a result of the transaction, TIC and TLAC are now wholly-owned subsidiaries of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers.

Further, as a result of the transaction, TIC and TLAC are no longer affiliates of Citigroup Inc., Citicorp Investment Services, Inc., Citigroup Global Markets Inc., or PFS Investments, Inc. All references in the prospectus to such affiliation are deleted. These entities will continue to offer contracts they previously offered while affiliates of TIC and TLAC, as well as other contracts offered by MetLife, Inc.

The transaction does not affect the terms or conditions of your annuity contract, and TIC or TLAC remain fully responsible for their respective contractual obligations to annuity contract owners.

TIC and TLAC are filing a report on Form 8-K with additional information about the transaction. The filing can be found at the SEC's Internet website at http://www.sec.gov.

SUPPLEMENT TO THE FOLLOWING ANNUITY CONTRACT PROSPECTUSES DATED MAY 2, 2005:
REGISTERED FIXED ACCOUNT OPTION
TRAVELERS TARGET MATURITY
THE TRAVELERS INSURANCE COMPANY FIXED ANNUITY



L-24523                                                               July, 2005